PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004 (To Prospectus dated January 27,
2004)

                           $751,996,000 (APPROXIMATE)

                  MASTR ASSET BACKED SECURITIES TRUST 2004-WMC1

                MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.
                                   (DEPOSITOR)

                         UBS REAL ESTATE SECURITIES INC.
                                    (SELLER)

                             WELLS FARGO BANK, N.A.
                                (MASTER SERVICER)

                           HOMEQ SERVICING CORPORATION
                                   (SERVICER)

              MORTGAGE PASS THROUGH CERTIFICATES, SERIES 2004-WMC1


The charts on page S-11 and page S-78 shall be deleted in their entirety and replaced with the following:


                                     MARGIN
        CLASS                      (1)                          (2)
        -----                      ---                          ---
         A-1                     0.220%                       0.440%
         A-2                     0.380%                       0.760%
         A-3                     0.230%                       0.460%
         A-4                     0.100%                       0.100%
         A-5                     0.220%                       0.440%
         A-6                     0.400%                       0.800%
         M-1                     0.520%                       0.780%
         M-2                     1.150%                       1.725%
         M-3                     1.350%                       2.025%
         M-4                     1.800%                       2.700%
         M-5                     1.950%                       2.925%
         M-6                     3.250%                       4.875%
       ---------
       (1) For each distribution date up to and including the Optional Termination Date, as defined in this prospectus supplement under "Pooling and Servicing Agreement-- Termination."
       (2) On each distribution date after the Optional
       Termination Date.

Subsection (a) of the definition of Trigger Event on page S-103 shall be deleted in its entirety and replaced with the following:

                      (a) the percentage obtained by dividing (x) the principal amount of Mortgage Loans Delinquent 60 days or more or are in foreclosure, have been converted to REO Properties or have been discharged by reason of bankruptcy by (y) the aggregate principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, exceeds the applicable percentages of the Credit Enhancement Percentage for the prior Distribution Date as set forth below for the most senior Class of Class A Certificates and Mezzanine Certificates then outstanding:




       CLASS                            PERCENTAGE
------------------------         ------------------------
Class A Certificates                      40.00%
Class M-1 Certificates                    60.00%
Class M-2 Certificates                   101.25%
Class M-3 Certificates                   128.25%
Class M-4 Certificates                   169.00%
Class M-5 Certificates                   224.75%
Class M-6 Certificates                   381.50%
Class M-7 Certificates                   781.00%

               or

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               UBS INVESTMENT BANK


            The date of this prospectus supplement is March 29, 2004